THIRD AMENDMENT TO
CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE
AND PAYMENT AGREEMENT

This Agreement (“Third Amendment”) is made as of the 31st day of October, 2014, by and among U.S. Precious Metals, Inc., and U.S. Precious Metals de Mexico, S.A. de C.V. (each a “Company,” and together, “USPR” or the “Companies”), and Keli Isaacson Whitlock and Duane Morris LLP (“Duane Morris,” and, with Keli Isaacson Whitlock, the “Duane Morris Defendants”). All aforementioned entities and individuals are collectively referred to herein as “the Parties.”

RECITALS

WHEREAS, in November of 2009, USPR executed a Pledge Agreement, which includes the Spanish translated version filed with the Mexican Mining Public Registry (“Pledge Agreement”) and a Payment Agreement and General Release (“Payment Agreement”) with Duane Morris pertaining to USPR’s indebtedness to Duane Morris,

WHEREAS, on or about May 24, 2011, the Parties entered into a Confidential Settlement Agreement and Release (the “Settlement Agreement”) and Amendment to Payment Agreement (“Payment Amendment”) which amended the original November 2009 Payment Agreement (“Original Payment Agreement”),

WHEREAS, the Pledge Agreement, Payment Agreement, Settlement Agreement, Payment Amendment and Original Payment Agreement are hereinafter referred to as the “Agreements”,

WHEREAS, effective May 23, 2012, the Parties entered into an Amendment to Confidential Settlement Agreement and Release and Payment Agreement (“First Amendment”),

WHEREAS, on or about September 21, 2012, the Parties entered into a Second Amendment to Confidential Settlement Agreement and Release and Payment Agreement (“Second Amendment” and collectively with the First Amendment, the “Amendments”),

WHEREAS, subject to the terms and conditions herein, the Parties have agreed to settle all outstanding claims, demands, debts and obligations under the Agreements and Amendments due and owing Duane Morris Defendants upon payment by USPR to Duane Morris (on behalf of the Duane Morris Defendants) the sum of $500,000 and issuance to Duane Morris of 500,000 shares of the common stock of U.S. Precious Metals, Inc., all as stated herein,

WHEREAS, accordingly the Parties desire to further amend, modify and change the Agreements, as amended by the Amendments, in accordance with the terms and conditions hereof,

NOW, THEREFORE, in consideration of the promises, covenants, and releases herein, which the Parties mutually agree are adequate and sufficient to support all of the obligations recited herein, and intending to be legally bound hereby, the Parties agree as follows:

I
Definitions

Unless the context indicates otherwise or as otherwise defined herein, all capitalized terms shall have the meanings ascribed in the Agreements.

II
Amendment of Agreements and Amendments

As of the Closing Date (as defined herein), the following amendments, modifications and changes are hereby made to the Agreements and the Amendments as applicable:

A.                Notwithstanding anything to the contrary contained in the Agreements and the Amendments, and subject to the other terms and conditions of this Third Amendment, on or before the Closing Date (as defined herein), USPR shall pay Duane Morris (on behalf of the Duane Morris Defendants) the sum of Five Hundred Thousand Dollars (U.S. $500,000) (the “Payment”) and issue to Duane Morris (on behalf of the Duane Morris Defendants) 500,000 shares of common stock of U.S. Precious Metals, Inc. (the “Common Stock” and together with the Payment, the “Settlement Amount”). USPR and the Duane Morris Defendants hereby covenant and agree that delivery of the Settlement Amount in accordance with the terms and conditions hereof shall constitute a full and final satisfaction and settlement of all claims, demands, sums and amounts due and owing the Duane Morris Defendants, including under the Agreements and the Amendments.

The Payment shall be made by wire transfer to Duane Morris at the following account:

Bank Name: Wachovia Bank

123 S. Broad Street

Philadelphia, PA 19109

A/C Name: Duane Morris LLP Receipts Account

A/C #: 2100000513000

ABA#: 031-201-467 (for Domestic Wires)

or such other wiring instructions as notified in writing to USPR by Duane Morris

The stock certificate for the Common Stock shall be issued in the name of Duane Morris LLP and delivered to Duane Morris at the following address by FedEx or other reputable overnight delivery service:

c/o Charles J. O’Donnell

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Other than as stated herein above, no other payment requirements or obligations of USPR as set forth in the Agreements or the Amendments, including Sections 1(b)-(d) of the Settlement Agreement (and as amended by the Amendments) and corresponding Sections of the Payment Agreement (and as amended by the Amendments), shall be applicable or required for purposes of this Third Amendment.

B.                 As an inducement to the Duane Morris Defendants to enter into this Agreement, the Companies hereby represent and warrant, as of the date hereof, to the Duane Morris Defendants that:

(a)                Existence. The Companies are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have all requisite corporate power and authority to carry on their businesses as presently conducted and as proposed to be conducted. The Companies are duly qualified to transact businesses and are in good standing in each jurisdiction in which the failure to so qualify would be adverse to the Companies.

(b)               Authorization. The Companies have all requisite power and authority to (i) execute, deliver and perform this Third Amendment and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Third Amendment and the transactions contemplated hereby and (ii) to consummate the transactions contemplated hereby. The execution, delivery and performance by the Companies of this Third Amendment and the consummation of the transactions hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of the Companies, have been duly executed and delivered by the Companies and constitute the valid and legally binding obligation of the Companies, enforceable against the Companies in accordance with their respective terms.

(c)                Settlement Amount. The issuance and delivery of the Common Stock by the Companies have been duly authorized by all requisite action of the Companies’ Board of Directors and shareholders. The Common Stock will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any liens whatsoever and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto, in each case created by the Companies. The Common Stock will be issued in compliance with all applicable federal and state securities laws, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Duane Morris.

(d)               No Conflict; Consents; Filings.

(i)                 The execution, delivery and performance by the Companies of this Third Amendment and the consummation by the Companies of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (A) violate any provision of law, statute, rule or regulation to which the Companies are subject, (B) violate any order, judgment or decree of any court, board, commission or other judicial entity applicable to the Companies or (C) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or the Companies’ bylaws or any agreement or instrument to which the Companies are a party or by which they are bound.

(ii)               No consent, approval, order or authorization of, or registration, qualification, designation, declaration to or filing with, any person or legal entity is required to be made or obtained by the Companies for the execution, delivery and performance by the Companies of this Agreement or the consummation by the Companies of the transactions contemplated hereby, including, the authorization, issuance and delivery of the Settlement Amount, except for filings pursuant to Regulation D of the Securities Act and applicable state securities law related to the issuance of the Common Stock.

(iii)             The Companies have made or will make all requisite filings and have taken or will take all action necessary to comply with Regulation D of the Securities Act and such state securities or “blue sky” laws in connection with the offering, sale and issuance of the Common Stock.

(e)                Litigation. Except as set forth in filings made by U.S. Precious Metals, Inc. with the Securities and Exchange Commission, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation (collectively, “Actions”) pending, or to the Companies’ knowledge, threatened (a) against the Companies, (b) against any officer, director or employee of the Companies arising out of his or her relationship with the Companies, (c) that questions the validity of the Third Amendment or the right of the Companies to enter into them, or to consummate the transactions contemplated hereby or (d) that would reasonably be expected to be, either individually or in the aggregate, material to the Companies. Neither the Companies nor, to the Companies’ knowledge, any of their consultants, officers, directors or employees are a party or are named as subjects to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of consultants, officers, directors or employees, such as would affect the Companies). There is no Action by the Companies pending or that the Companies intend to initiate.

(f)                Tax Returns and Payments. The Companies have timely paid all federal, state, country, local or foreign taxes of the Companies which are required to be paid, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Companies have duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(g)               Permits. Except as set forth in filings made by U.S. Precious Metals, Inc. with the Securities and Exchange Commission, the Companies have all material franchises, permits, licenses and any similar authority necessary for the conduct of their businesses as it is presently being conducted.. For purposes of clarity, U.S. Precious Metals de Mexico, S.A. de C.V. will be required to obtain the necessary permits prior to any exploration or exploitation operations. The Companies are not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(h)               OFAC. Neither the Companies nor, to the knowledge of the Companies, any director, officer, agent, employee, are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(i)                 Money Laundering Laws. To its knowledge, the Companies are in compliance with all applicable U.S. and Mexican money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable U.S. or Mexican governmental agency (collectively, “Money Laundering Laws”), and no action suit or proceeding by or before any court of governmental agency, authority or body or any arbitrator involving the Companies with respect to the Money Laundering Laws is pending, or to the Companies’ knowledge, threatened.

(i)                 Disclosure. No representation or warranty of the Companies contained in this Agreement contains, and no certificate furnished or to be furnished to Duane Morris pursuant to this Agreement contains, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

C.                 The delivery of the Settlement Amount will occur no later than December 1, 2014 unless otherwise agreed in writing by the parties (“Closing Date”). In addition, prior to, on or immediately following the Closing Date, USPR will prepare and deliver to Duane Morris for execution documents sufficient to terminate the Pledge Agreement which documents shall be in a form substantially similar to Exhibit A hereto (the “Termination Agreement”). Duane Morris promptly (not more than 7 days from receipt unless such notarization or other authentication must be accomplished in Mexico or at a U.S. Government facility, in which case, Duane Morris will undertake such notarization or other authentication, at USPR’s cost, as promptly as practicable) will execute, have notarized and authenticated, if necessary by relevant authorities, and return the Termination Agreement to USPR whereupon USPR will take any steps necessary to file such documents with the Mexican Mining Public Registry. Moreover, Duane Morris agrees to promptly execute, have notarized and/or authenticated, if required by relevant authorities (not more than 7 days from receipt unless such notarization or other authentication must be accomplished in Mexico or at a U.S. Government facility, in which case, Duane Morris will undertake such notarization or authentication, at USPR’s cost, as promptly as practicable), such other documents received from USPR as are reasonably required to release the Pledge under the laws of Mexico.

If USPR fails to deliver the Settlement Amount by the Closing Date, then this Third Amendment will automatically terminate and be of no further force and effect.

D.                Effective upon delivery of the Settlement Amount to Duane Morris (on behalf of the Duane Morris Defendants) on the Closing Date, (i) the Payment Agreement is hereby satisfied in full, (ii) and the Pledge Agreement is hereby released and discharged, (iii) the Duane Morris Defendants for themselves, and for all other persons and entities claiming by or through or under them, and for their heirs, successors, assigns, agents and beneficiaries, hereby unconditionally releases and forever discharge USPR and each and all of their present and former officers, directors, associates, managers, administrators, heirs, successors, assigns, representatives, underwriters, insurers, predecessors, subsidiaries, affiliates, agents, attorneys and employees from any and all claims, demands, disputes, controversies, suits, rights, actions, causes of action, promises, agreements, attorneys’ fees, assessments, debts, sums of money, damages, indemnification claims, third-party claims or enforcement actions, contracts, agreements, judgments, obligations, and liabilities whatsoever, upon any legal or equitable theory, whether to person or property, whether direct, consequential, or incidental, whether known or unknown, fixed or contingent, against USPR, which the Duane Morris Defendants now have or ever had at any time heretofore through the Closing Date, and (iv) except for Duane Morris’ performance under Section II(C) above, the Companies for themselves, and for all other persons and entities claiming by or through or under them, and for their respective heirs, successors, assigns, agents and beneficiaries, hereby unconditionally release and forever discharge the Duane Morris Defendants and each and all of their present and former officers, directors, partners, associates, managers, administrators, heirs, successors, assigns, representatives, underwriters, insurers, predecessors, subsidiaries, affiliates, agents, attorneys and employees from any and all claims, demands, disputes, controversies, suits, rights, actions, causes of action, promises, agreements, attorneys’ fees, assessments, debts, sums of money, damages, indemnification claims, third-party claims or enforcement actions, contracts, agreements, judgments, obligations, and liabilities whatsoever, upon any legal or equitable theory, whether to person or property, whether direct, consequential, or incidental, whether known or unknown, fixed or contingent, against the Duane Morris Defendants, which the Companies now have or ever had at any time heretofore through the Closing Date.

Each of the Companies and the Duane Morris Defendants acknowledge that there are or may be claims and rights as of the Closing Date that are not known or contemplated by such person, and each agrees that the waivers and releases contained in paragraph immediately above waives and releases any and all such claims and rights. Each of the Companies and the Duane Morris Defendants acknowledge that, after execution of this Third Amendment, it may discover facts different from, or in addition to, those which it now knows or believes to be true, but that this Third Amendment, including the waivers and releases contained in in paragraph immediately above herein, shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. Each of the Companies and the Duane Morris Defendants represent and warrant that they have not sold, assigned or otherwise transferred any of the claims released in this Paragraph D.

E.                 The Duane Morris Defendants hereby acknowledge and understand that the Common Stock constitutes restricted securities under the US federal securities laws and the stock certificate evidencing such shares will bear a customary restricted legend.

Moreover, the Duane Morris Defendants hereby represent and warrant to USPR that they are acquiring the Common Stock for investment purposes and not with a view to resell or redistribute such shares.

F.                  Upon execution of this Third Amendment, either Party may disclose, including in USPR’s filings with the Securities and Exchange Commission, the following statement:

“Effective October 31, 2014, USPR and Duane Morris have amended their Settlement Agreement to provide for the payment of $500,000 and the issuance of 500,000 shares of its common stock in full settlement of all amounts and claims due under prior agreements which includes a release of lien on the Company’s Mexican properties under the pre-existing Pledge Agreement. The delivery of Payment to Duane Morris must occur prior to December 1, 2014 or the agreement to release the liens will terminate. A copy of the agreement is attached as Exhibit __”

Effective upon delivery of the Settlement Amount to Duane Morris (on behalf of the Duane Morris Defendants) on the Closing Date, either Party may disclose, including in USPR’s filings with the Securities and Exchange Commission the following statement:

“On [_______ __, 2014], USPR and Duane Morris have successfully performed their respective obligations under the amended Settlement Agreement previously disclosed. USPR paid Duane Morris $500,000 and issued them 500,000 shares of its common stock in full settlement of all amounts and claims due under prior agreements which includes a release of the Duane Morris lien on the Company’s Mexican properties under the pre-existing Pledge Agreement. A copy of the agreement is attached as Exhibit __ to the Form 8-K filed on [__________ __, 2014]”

III
Conflicts and No Other Amendments

Except as amended hereby (and subject to the following sentence), the Parties do hereby ratify and confirm that the Agreements are binding and in force and effect among the Parties. In the event of a conflict between the terms and conditions herein and the terms and conditions of the Agreements and the Amendments, the terms and conditions herein shall prevail at the point of conflict. No amendment to or alteration of the Agreements or the Amendments is contemplated or approved other than as expressly provided herein.

IV
Miscellaneous

This Third Amendment may be executed simultaneously or in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Third Amendment shall be binding upon and inure to the benefit of the Parties and their successors and assigns. True and correct copies of signed counterparts may be used in place of the originals for any purpose, and facsimile or electronically transmitted signatures will have the same binding force and effect as original signatures. USPR and the Duane Morris Defendants agree to do such further acts and to execute and deliver to each other such additional agreements, instruments and documents as may be reasonably required to carry out the purpose of this Third Amendment. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws principles. The recitals hereinabove are incorporated herein for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Third Amendment to Confidential Settlement Agreement and Release as of the date set forth opposite their respective signatures below, however effective as of this 31st day of October, 2014.

/s/ Charles J. O’Donnell Date: October 31, 2014

Duane Morris LLP

By: Charles J. O’Donnell
Chief Operating Officer

/s/Keli Isaacson Whitlock Date: October 31, 2014

Keli Isaacson Whitlock

/s/Jerry Pane Date: October 31, 2014

U.S. Precious Metals, Inc.

By: Jerry Pane – Chief Executive Officer

/s/Dave Burney Date: October 31, 2014

U.S. Precious Metals de Mexico, S.A. de C.V.

By: Dave Burney – Legal Representative

EXHIBIT A

CONVENIO DE EXTINCION DE GARANTIA PRENDARIA POR RECONOCIMIENTO DE PAGO, QUE CELEBRAN POR UNA PARTE “DUANE MORRIS LLP”, UNA SOCIEDAD DE RESPONSABILIDAD LIMITADA DEL ESTADO DE DELAWARE, ESTADOS UNIDOS DE AMERICA, REPRESENTADA EN ESTE ACTO POR SU REPRESENTANTE LEGAL, SHELDON BAER, Y POR OTRA PARTE “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.”, REPRESENTADA EN ESTE ACTO POR SU REPRESENTANTE LEGAL DAVID WAYNE BURNEY; AL TENOR DE LOS SIGUIENTES ANTECEDENTES, DECLARACIONES Y CLÁUSULAS:

ANTECEDENTES

PRIMERO.- Mediante contrato de prenda de fecha 23 de noviembre de 2009, “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.”, en calidad de Deudor Prendario, reconoció adeudar en beneficio de “DUANE MORRIS LLP”, que es una Sociedad de Responsabilidad Limitada del Estado de Delaware, Estados Unidos de América, la cantidad de US$1´297,678.39 (Un millón doscientos noventa y siete mil seiscientos setenta y ocho dólares 39/100 moneda en curso legal de los Estados Unidos de América) (en lo sucesivo la “DEUDA”), lo anterior derivado de: i) beneficios directos e indirectos de la asesoría legal y servicios proporcionados por el segundo nombrado, en beneficio del primero; ii) Asesoría Legal y servicios relacionados proporcionados por el segundo nombrado, en beneficio del primero. (A este contrato en lo sucesivo se le denominará como el “CONTRATO DE PRENDA”, el cual se anexa a la presente como Anexo “A”).

SEGUNDO.- Para garantizar la “DEUDA” señalada en el “CONTRATO DE PRENDA” citado en el antecedente que precede, “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.” constituyó prenda en primer lugar y grado sobre los Títulos de Concesión Minera señalados en el Anexo “B” del presente convenio, los cuales también se anexan en copia simple como Anexos “C”, “D”, “E”, “F”, “G”, “H”, “I” y “J”.

TERCERO.- El “CONTRATO DE PRENDA” y su correspondiente garantía prendaria otorgada sobre los Títulos de Concesión Minera señalados en el Anexo “B” del presente convenio, fue debidamente registrado bajo el numero 3 (tres) a fojas 2 (dos), vuelta del volumen 27 (veintisiete) del Libro de Actos, Contratos y Convenios Mineros del Registro Público de Minería, en los Estados Unidos Mexicanos.

CUARTO.- Mediante un convenio de pago y finiquito celebrado contemporánea o previamente a la celebración del presente convenio entre “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.,” “DUANE MORRIS LLP,” “U.S. PRECIOUS METALS, INC.” y “KELI ISAACSON WHITLOCK”, (en adelante el “CONVENIO DE FINIQUITO”), las partes acordaron el finiquito de la DEUDA establecida en el “CONTRATO DE PRENDA” por parte de “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.” a favor de “DUANE MORRIS LLP,” conforme a los términos y condiciones de dicho “CONVENIO DE FINIQUITO”.

DECLARACIONES

I. Declara “DUANE MORRIS LLP”, por conducto de su representante legal:

a) Es una sociedad de responsabilidad limitada constituida y existente de conformidad con las leyes del Estado de Delaware, Estados Unidos de América.

b)	Su representante legal cuenta con todas las facultades necesarias para obligarse en los términos del presente convenio y/o reconocer el finiquito de la DEUDA por parte de “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.” a favor de “DUANE MORRIS LLP” conforme a los términos del CONVENIO DE FINIQUITO.

c)	Que está de acuerdo en celebrar el presente convenio de extinción de garantía prendaria, y por lo tanto, obligarse en los términos del mismo.

II.	Declara “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.”, por conducto de su representante legal, bajo protesta de decir verdad que:

a)	Es una sociedad mercantil debidamente constituida y existente de conformidad con las leyes de los Estados Unidos Mexicanos, según consta en la escritura pública No. 15,970 otorgada el día 5 de marzo de 2003, ante la fe de la Licenciada María Guadalupe Pérez Palomino, Notario Público No. 91 del Distrito Federal, cuyo primer testimonio quedo inscrito ante el Registro Público de Comercio del Distrito Federal el 26 de junio de 2003, bajo el folio mercantil 306,255.

b)	Su representante legal cuenta con todas las facultades necesarias para la celebración del presente convenio.

Con base en los antecedentes y declaraciones anteriores, las partes convienen en obligarse en términos de las siguientes cláusulas:

CLÁUSULAS

PRIMERA.- De conformidad al “CONVENIO DE FINIQUITO”, señalado en el capítulo de antecedentes, las partes acordaron el finiquito total de la DEUDA por parte de “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.” a favor de “DUANE MORRIS LLP” en los términos establecidos en el “CONVENIO DE FINIQUITO”.

SEGUNDA.- Derivado de la existencia y celebración del “CONVENIO DE FINIQUITO”, “DUANE MORRIS LLP” da su consentimiento y/o autorización a efecto de que la garantía prendaria otorgada en su beneficio en el “CONTRATO DE PRENDA” de fecha 23 de noviembre de 2009, consistente en la prenda establecida sobre los Títulos de Concesión Minera señalados en el Anexo “B” del presente convenio, se procedan a cancelar y/o extinguir.

TERCERA.- Razón por la cual “DUANE MORRIS LLP”, autoriza a “U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.”, a proceder a costa de este último a realizar ante las Autoridades competentes, las gestiones necesarias tendientes a cancelar la garantía prendaria otorgada en el “CONTRATO DE PRENDA” de fecha 23 de noviembre de 2009, el cual fue registrado bajo el numero 3 (tres) a fojas 2 (dos), vuelta del volumen 27 (veintisiete) del Libro de Actos, Contratos y Convenios Mineros del Registro Público de Minería, en los Estados Unidos Mexicanos.

CUARTA.- Las partes acuerdan que cualquier notificación requerimiento o cualquier otra comunicación realizada entre ellas en relación con el presente convenio, deberá ser realizada por escrito, y deberá ser entregada personalmente o por medio de correo registrado o certificado (porte pagado) o mensajería internacional especializada o por correo electrónico (confirmando por escrito su recepción), a las direcciones indicadas a continuación:

“U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.”: Jacaranda No. 119, Colonia Los Ángeles, en Michoacán Morelia.

Email: **************

“DUANE MORRIS LLP”: 540 Broadway, New York, NY 10036, en Estados Unidos de América.

Email:*****************

Mientras cualquiera de las partes no notifique por escrito a la otra del cambio de domicilio, los emplazamientos y demás diligencias judiciales y extrajudiciales se practicarán válidamente en el domicilio señalado por éstos en la presente cláusula.

QUINTA.- El presente convenio constituye el acuerdo y voluntad de las partes respecto al objeto del mismo y sobresee todas las discusiones, negociaciones y acuerdos anteriores ya sean orales o escritos.

SEXTA.- Para cualquier controversia o diferencia, las partes se someten expresamente a las disposiciones aplicables del Código de Comercio y la Ley de Títulos y Operaciones de Crédito vigentes, y para la interpretación y cumplimiento del presente convenio ambas partes se someten a la Jurisdicción de los Tribunales de la Ciudad de México, renunciando a cualquier otro fuero que por razón de su domicilio presente o futuro pudiera corresponderles.

SEPTIMA.- Los Antecedentes y Declaraciones mencionados en el presente convenio son correctos y verdaderos y son incorporados al presente convenio como si a la letra se insertasen, formando parte integral del mismo.

Leído que fue el presente convenio por las partes y enteradas de su contenido lo firman en 3 tantos, el día ***** de ***** de 2014.

“DUANE MORRIS LLP”. Representado por: _______________________ **************	“U.S. PRECIOUS METALS DE MEXICO, S.A. DE C.V.” Representado por: ___________________________ David Wayne Burney APODERADO

ANEXO “B”

	LOTE	HECTAREAS	TITULO	TIPO DE CONCESION	TERMINO	UBICACION
1	SOLIDARIDAD	174.5408	220315	EXPLOTACION	JULIO 10 DEL AÑO 2053	CARACUARO MICHOACAN
2	SOLIDARIDAD II	2,162.2311	220503	EXPLOTACION	AGOSTO 13 DEL AÑO 2053	CARACUARO MICHOACAN
3	SOLIDARIDAD II, FRACCION “A”	1.4544	220504	EXPLOTACION	AGOSTO 13 DEL AÑO 2053	CARACUARO MICHOACAN
4	SOLIDARIDAD II, FRACCION” “B”	0.0072	22505	EXPLOTACION	AGOSTO 13 DEL AÑO 2053	CARACUARO MICHOACAN
5	SOLIDARIDAD III	294.0620	223444	EXPLOTACION	DICIEMBRE 13 DEL AÑO 2054	CARACUARO MICHOACAN
6	SOLIDARIDAD 4	149.4244	220612	EXPLOTACION	SEPTIEMBRE 3 DEL AÑO 2053	CARACUARO MICHOACAN
7	LA CEIBA	921.3201	223119	EXPLOTACION	OCTUBRE 18 DEL AÑO 2054	CARACUARO MICHOACAN
8	LA SABILA	11405	227272	EXPLOTACION	JUNIO 1 DEL AÑO 2056	CARACUARO MICHOACAN